Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

KraneShares Trust:

We consent to the use of our report dated May 30, 2017, with respect to the financial statements of KraneShares CSI China Internet ETF, KraneShares E Fund China Commercial Paper ETF, KraneShares FTSE Emerging Markets Plus ETF, and KraneShares Zacks New China ETF, as of March 31, 2017, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 27, 2017